EXHIBIT 99.1
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PRESS RELEASE                                       CONTACT: Alex Campbell
May 11, 2004                                        -------  (707) 525-8658 x241
                                                             alex@zapworld.com




 ZAP SIGNS $10 MILLION EXCLUSIVE DISTRIBUTION AGREEMENT FOR 60 MPG SMART(R) CAR

         SANTA ROSA, California (May 11 , 2004) - Transportation pioneer ZAP (OTC BB: ZAPZ ) announced today that it has signed a $10 Million purchase agreement with SMART-Automobile LLC to be the exclusive distributor and licensed manufacturer in the United States for its 60-MPG SMART Car.

         With record gas prices hitting the U.S., officials at ZAP and SMART-Automobile are excited to be selling one of the most fuel-efficient cars on the planet. Reports indicate that SMART cars can achieve more than 60 miles per gallon in fuel economy, rivaling even hybrid gas-electric cars. SMART-Automobile president Thomas Heidemann says he believes the partnership with ZAP will allow them to jump-start U.S.-sales, with plans to distribute 15,000 units annually by 2005.

         "I believe ZAP is the best partner because they have been leaders for fuel efficiency and are focused on creating an auto dealer distribution network for these types of vehicles," said Heidemann. "I wanted to be associated with a company like ZAP that has the ability to capitalize on this sort of opportunity. I have other cars in mind for ZAP's dealer network."

         ZAP entered the car market in 2003 with the sale of electric cars. The company's new ZAPCAR(TM) earned five trophies at Michelin's Challenge Bibendum, the world's largest competition for fuel-efficient cars. The SMART cars will be distributed in the U.S. as part of ZAP's auto dealer program specializing in advanced transportation technologies, including more fuel-efficient automobiles powered by gasoline, electric and other fuels.

         "This partnership with SMART-Automobiles LLC and MR. Heidmann exemplifies the relationships that ZAP is actively seeking and we welcome more vehicles and partnerships from automotive companies around the world," said ZAP CEO Steve Schneider. "These partnerships help bring more advanced technology vehicles to market which helps ZAP lead the auto industry towards greater fuel efficiency and social responsibility."

         Aside from the fuel-savings, officials with ZAP and SMART-Automobile believe the styling and design of the car will have market-appeal in the United States. Like the popular Mini Cooper(R), the ultra-compact, two-passenger SMART cars are the product of European innovation, encompassing a number of "smart" designs to create an economical car that requires less space and fuel. SMART designers chose to create a two-passenger coupe that provides ample room for two adult passengers. At eight feet in length, the car is short enough to back into a parallel parking spot; two can park bumper-to-bumper in a single parking space.
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         Other "smart" features and options of the SMART car include a 61-hp,
3-cylinder turbocharged engine, equipped with an advanced electronic stabilization program, or ESP, an anti-skid design that throttles the engine torque along with an anti-lock braking system. The unique 6-speed automatic gear transmission with kickdown function allows the user to switch between "automatic" and "manual" gear shifting via a control program that changes gears in response to varying driving characteristics. There is also an emphasis on safety, with a unibody safety cell, steel-reinforced construction, higher passenger elevation for enhanced visibility, and front and rear "crashbox" low-speed dent resistant panels. The SMART package is rounded out with additional sport features and options like dual airbags, power winders, power locking and options like air-conditioning and convertible roof. The new SMART cars are available to ZAP dealers in select states. For dealer and sales information, visit http://www.zapworld.com or call +1-707-525-8658.

         Smart-Automobiles LLC is an independent, privately-held company that oversees the direct importation and modification of automobiles to meet U.S. standards.

ABOUT ZAP

         ZAP has been a leader in clean transportation technologies since 1994, delivering more than 85,000 vehicles to customers in more than 60 countries. A public company, ZAP is traded on the Over-the-Counter stock exchange under the symbol ZAPZ. The company offers a variety of advanced technology vehicles, including electric cars, bicycles, scooters, motorbikes, underwater scooters and more. For more information, visit http://www.zapworld.com or call +1-707-525-8658.

         Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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